Exhibit 3.64(a)

CERTIFICATE OF INCORPORATION

OF

ROARING CREEK COAL COMPANY

           FIRST. The name of the Corporation is Roaring Creek Coal Company Second. Its registered office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

           THIRD. The nature of the business or purposes to be conducted or promoted are:

           (a) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

           (b) In general, to carry on all businesses in connection with the foregoing, and do all things necessary, proper, advisable, convenient for, or incidental to the accomplishment of the foregoing purposes.

           The Corporation, its directors and stockholders, shall have and may exercise all of the powers now or hereafter conferred by the laws of the State of Delaware and acts amendatory thereof or supplemental thereto upon corporations formed under the General Corporation Law of the State of Delaware.

           FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) and the par value of each of such shares is One Hundred Dollars ($100) amounting in the aggregate to One Hundred Thousand Dollars ($100,000).

           FIFTH. The name and mailing address of the incorporator is as follows:

NAME Raymond J. Cooke	MAILING ADDRESS AMAX Center Greenwich, Connecticut 06830

           SIXTH. The board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

           SEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation an consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

           EIGHTH. Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

           I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand and seal this 28th day of December A,D.1983.

s/Raymond J. Cooke

STATE OF CONNECTICUT
COUNTY OF FAIRFIELD

           BE IT REMEMBERED that on this 28th day of December A.D. 1983, personally came before me, a Notary Public for the State of Connecticut, Raymond J. Cooke, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate of Incorporation to be his act and deed and that the facts therein stated are truly set forth.

           GIVEN under my hand and seal of office the day and year aforesaid.

s/illegible Notary Public (illegible) My Commission Expires March 31, 1987

Filed Nov. 12, 1986 9AM

OF

CERTIFICATE OF INCORPORATION

OF

ROARING CREEK COAL COMPANY

           Roaring Creek Coal Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

           FIRST: That the sole Director of said corporation, by written consent, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

           RESOLVED: That this Board proposes and declares advisable that the Corporation’s Certificate of Incorporation be amended by adding an Article numbered “NINTH” which Article shall be and read as follows:

           NINTH”. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

           SECOND: That in lieu of a meeting and the vote of the sole stockholder, the stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

           THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David George Ball, as Vice President, and attested by Raymond J. Cooke, its Assistant Secretary, this 30th day of October, 1986. Roaring Creek Coal Company

s/David George Ball David George Ball Vice President

ATTEST:

By: s/Raymond J. Cooke
       Raymond J. Cooke
       Assistant Secretary